Exhibit 10.12

THE 2007 EQUITY PARTICIPATION PLAN

OF IDCENTIX, INC.

STOCKHOLDER’S AGREEMENT

Stockholder’s Agreement (this “Agreement”), dated as of November 6, 2007, between iDcentrix, Inc. (the “Company”) and Francine Dubois (the “Stockholder”).

RECITALS

WHEREAS, the Stockholder and the Company entered into a Stock Purchase Agreement dated as of February 5, 2007 (the “Stock Purchase Agreement”) whereby the Stockholder purchased 500,000 shares of Common Stock of the Company, par value $.01 per share (“Common Stock”);

WHEREAS, the Stockholder and the Company entered into a Nonqualified Stock Option Agreement dated as of May 1, 2007 (the “Option Agreement”) whereby the Stockholder was granted options in respect of 1,000,000 shares of Common Stock;

WHEREAS, Section 4.3 of the Option Agreement requires the Stockholder to adopt any stockholders agreement in effect prior to exercise of the options granted thereunder;

WHEREAS, the parties intend this Agreement to be the Stockholders Agreement referenced in the Option Agreement; and

WHEREAS, the parties intend that the shares of Common Stock (the “Stock”) purchased by the Stockholder pursuant to the Stock Purchase Agreement and issued pursuant to the exercise of options granted under the Option Agreement be governed by the terms of this Agreement.

NOW, THEREFORE the parties hereto covenant and agree as follows:

ARTICLE I

PROCEDURES AFFECTING STOCK

1.1	Delivery of Stock.

(i)        Unless otherwise determined by the Company, the Stock will be evidenced by a physical certificate retained by the Secretary of the Company or such escrow agent as the Company may appoint until the Stock has vested (or any notes with respect to such Stock has been paid) as applicable, in accordance with the Stock Purchase Agreement and the Exhibits thereto or will be delivered to the Stockholder in book entry form by causing the Stock to be credited to the Stockholder’s account at such brokerage firm as may be designated from time to time by the Company to assist in the administration of the Plan (the “Broker”). Stock deliverable upon the exercise of options will be evidenced by a physical certificate or will be delivered to the Stockholder in book-entry form.

(ii)       When Stock is delivered in book-entry form, such delivery as well as all subsequent transfers and other matters relating to the Stock will be subject, in addition to all other provisions hereof, to the rules and requirements imposed by the Broker and such administrative rules and requirements as may be imposed by the Company. Prior to vesting, the Stock will be subject to stop transfer instructions given by the Company to the Broker and the transfer agent for the Stock. Upon vesting of any Stock, such stop transfer instructions will be terminated (except to the extent that any Stock may be sold pursuant to Article III to satisfy Withholding Requirements (as defined in Section 3.1)). Upon forfeiture of any Stock, the Broker and such transfer agent will be instructed to debit such Stock from such account and return them to the Company.

(iii)      Unless otherwise determined by the Company, each physical certificate and each book entry, in each case relating to Stock may include such restrictive legends in such forms as the Company may deem convenient, expedient, necessary or appropriate relating to the restrictions under this Agreement, the Stock Purchase Agreement or the Option Agreement, as applicable, applicable securities, tax or other laws or applicable rules of any securities exchange or market.

1.2        Rights as Stockholder. With respect to Stock purchased pursuant to the Stock Purchase Agreement, upon delivery of the shares of Restricted Stock to the escrow agent and with respect to Stock issued pursuant to the exercise of Options granted pursuant to the Option Agreement, upon delivery of certificates to the Stockholder (or book-entry transfer to the Stockholder, as applicable), the Stockholder shall have all the rights of a stockholder with respect to the Stock, including the right to vote such shares of Stock and, to receive all dividends and other distributions paid with respect to such shares of Stock, whether or not vested. The Stockholder accepts this Agreement and the Stock subject to, and agrees to assume, the limitations, risks and responsibilities inherent with respect to the Stock, including those mentioned in this Agreement.

1.3        Representation Regarding Acquisition of Restricted Shares. Unless and until a Form S-8 or Form S-3 has been filed with respect to the Stock:

(i)        The Stockholder understands, represents and agrees that the acquisition of the Stock has not been approved or disapproved by the Securities and Exchange Commission or any administrative agency charged with the administration of the securities laws of any state; that he is a senior executive officer of the Company who has access to and is knowledgeable about the Company, its business, opportunities, risks and uncertainties, and the material facts and circumstances relating to any investment therein; and that all documents, records and books pertaining to this investment have been made available upon reasonable notice for inspection by her or her purchaser representative, counsel, accountant or business advisor. The Stockholder hereby represents, warrants and confirms as follows:

(A)      the Stockholder (a) is able to bear the economic risks of this investment, (b) is able to hold this investment for an indefinite period of time, (c) is presently able to afford a complete loss of this investment and (d) has no need for liquidity in this investment;

(B)      the Stock was and/or will be acquired by her in good faith solely for her own account for investment purposes only and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof;

(C)      the Stockholder has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge to any person any of the Stock or any part thereof and has no present plans to enter into any such contract, undertaking, agreement or arrangement;

(D)      the Stockholder understands that the legal consequences of the representations and warranties set forth herein are that she must bear the economic risks of this investment for an indefinite period of time because the Stock has not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities law of any state and, therefore, cannot be sold unless they are subsequently so registered (which the Company may not be obligated to do) or an exemption from such registration is available;

(E)       the Stockholder understands that no federal or state agency has passed on or made any recommendation or endorsement of the Stock and that the Company is relying on the truth and accuracy of the representations, declarations and warranties made herein by the Stockholder in offering the Stock to her without having first registered the Stock under the Act and any applicable state securities laws;

(F)       the Stockholder consents to the placement of a legend or legends on any certificate evidencing the Stock, which legend or legends may be in the following or any equivalent form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAW OF ANY STATE IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION THEREUNDER. THE SALE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED HEREBY IS RESTRICTED THEREUNDER AND, IN ANY EVENT, IS PROHIBITED UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION THEREUNDER. BY ACQUIRING THE SECURITIES REPRESENTED HEREBY, THE STOCKHOLDER REPRESENTED THAT SHE HAS ACQUIRED SUCH SECURITIES FOR INVESTMENT PURPOSES ONLY, AND THE STOCKHOLDER AGREED THAT SHE WOULD NOT SELL OR OTHERWISE DISPOSE OF SUCH SECURITIES WITHOUT REGISTRATION OR OTHER COMPLIANCE THEREWITH.”

AND/OR

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO

PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

; and

(G)      the Stockholder (a) is an “accredited investor” as defined in Rule 501(a) under the Act, (b) is not, and is not required to be, registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and (c) is not and will not be acquiring the Stock as a result of any general solicitation or general advertisement.

(ii)       The foregoing representations, warranties and undertakings are made by the Stockholder with the intent that they be relied upon in determining his suitability as an investor in the Company, and the Stockholder hereby agrees that such representations, warranties and undertakings shall survive the acquisition of Stock.

(iii)      The acquisition of the securities that are the subject of this Agreement has not been qualified with the Commissioner of Corporations of the State of California and the issuance of the securities or the payment or receipt of any part of the consideration therefor prior to the qualification is unlawful, unless the purchase of securities is exempt from the qualification by Section 25100, 25102, or 25105 of the California Corporations Code. The rights of all parties to this Agreement are expressly conditioned upon the qualification being obtained, unless the ownership is so exempt.

1.4        Registration. The Company shall use commercially reasonable efforts, as determined in the sole discretion of the Company, to file, at its expense, a registration statement or statements on Form S-8 or Form S-3 (or any applicable successor Form), as appropriate, to register the sale, issuance, transfer or resale of the shares of Stock subject to the 2007 Equity Participation Plan of iDcentrix, Inc., which includes Stock subject to the terms of this Agreement, under the Securities Act of 1933 (the “Securities Act”), at such time or times and subject to such restrictions and limitations as the Company, in its sole discretion, may deem necessary or appropriate. Without limiting any such restrictions or limitations, any issuance, transfer or resale of Stock pursuant to such registration statement or statements shall be subject to (i) the continued effectiveness or use, at the Company’s discretion, of such registration statement or statements and (ii) any blackout, insider trading, short-swing profits, holdback or other trading restrictions which the Company may impose or to which the Stockholder may be subject, by law, under Company policies or otherwise. For so long as the Stock is not registered for sale, issuance or transfer or are otherwise not permitted to be sold, issued or transferred under the Securities Act or other applicable laws, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Stock subject to this Agreement unless such shares may be offered or sold without such registration pursuant to an available exemption therefrom, the terms and conditions of such exemption shall have been fully complied with and the Company elects to rely thereon (which it shall be under no obligation to

do). If any Stock subject to this Agreement is offered or sold pursuant to (x) an exemption from registration under the Securities Act or (y) any applicable law other than those of the United States, the Company may restrict the transfer of such Stock and may legend the Stock certificates representing such Stock in such manner as it deems advisable to ensure the availability of such exemption.

1.5        Market Stand-Off Agreement. Without limiting the Stockholder’s obligations under any other agreement(s), in the event of an initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Stockholder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Stock (other than those included in the registration), without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters.

ARTICLE II

RESTRICTIONS ON TRANSFER OF SHARES OF STOCK

2.1        Right of First Refusal. Subject to Section 2.5, if the Stockholder would like to transfer any Stock, the Stockholder shall give a written “Transfer Notice” to the Company describing the proposed transfer, including: (A) the number of shares of Stock to be transferred in such transfer (“Offered Shares”); (B) the identity of the prospective transferee(s); and (C) the consideration and other material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Stockholder has received a bona fide offer from the prospective transferee(s) and in good faith reasonably believes a binding agreement for the transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposals, term sheets, letters of intent or other agreements relating to the proposed transfer.

(i)        The Company shall have the right (but not the obligation) to purchase all or any part of the Offered Shares on the terms of the proposal described in the Transfer Notice (a “Right of First Refusal”) by delivery of a notice of exercise of the Right of First Refusal within thirty (30) days after the date on which the Transfer Notice is received by the Company. If the Company provides such notice to the Stockholder, then the closing of the Company’s purchase of the Offered Shares with respect to which it elects to exercise its Right of First Refusal shall occur no later than forty-five (45) days after the Company’s receipt of the Transfer Notice. To the extent that the Company does not fully exercise its Right of First Refusal to purchase some or all of the Offered Shares within the applicable time period, the Stockholder may, not later than sixty (60) days following receipt of the Transfer Notice by the Company, transfer the Offered Shares to the proposed transferee on the terms and conditions described in the Transfer Notice, subject to the transferee executing and delivering an agreement with the Company granting the Company a Right of First Refusal and a Call Right (as defined in Section 2.2) with respect to such shares of Stock on terms and conditions the same, in all material respects, as those set forth in this Section 2.1. Any proposed transfer of the Offered Shares occurring after such sixty (60) day time period or on terms and conditions different from those described in the Transfer Notice shall again be subject to the Right of First Refusal and require compliance with the procedure described above. The Company may, at its option, pay the purchase price for shares of Stock purchased in exercise of its Right of First Refusal in three (3) or fewer annual installments, the first of which shall be paid upon the closing of the purchase. Interest shall accrue on the installments at the applicable federal rate (as determined for purposes of Section 1274 of the Code) in effect on the date on which the purchase is made.

2.2	Company Repurchase Right.

(i)        Subject to Section 2.5, upon the termination of the Stockholder’s employment with the Company, the Company shall have the right, but not the obligation, to repurchase some or all of the vested Restricted Shares from the Stockholder, or the Stockholder’s estate in the case of the Participant’s death (the “Call Right”) at a price per share of Common Stock equal to the Fair Market Value on the date such Call Right is exercised by the Company, provided, however, that the Company may defer under Section 3.7(ii) the amount, if any, that it shall be obligated to pay under this Section 3.7(i) in excess of $50,000 per fiscal year in the aggregate to the Stockholder.

(ii)       Notwithstanding Section 2.2(i) to the contrary, the Company shall not be obligated to repurchase any of the Stock from the Stockholder, or from the estate of the Stockholder, and may defer such repurchase, if there exists and is continuing a default or an event of default on the part of the Company or under any guarantee or other agreement under which the Company or any of its subsidiaries has borrowed money or if such repurchase would constitute a breach of, or result in a default or an event of default on the part of the Company or any of its subsidiaries under, any such guarantee or agreement, or if the repurchase would not be permitted under any applicable laws. If the Company is unable to purchase Stock generally in accordance with the preceding sentence or is not obligated to pay for such Stock under Section 2.2(i), the Company shall pay the Stockholder for such Stock as soon as possible, with interest at the federal short-term interest rate in effect on the first day of the month of exercise of the Call Right, to be recalculated on the first day of each month thereafter until all payments due are made.

(iii)      The Company may exercise its Call Rights under this Section 2.2 by giving written notice thereof to the Stockholder (or her estate, if applicable). Upon delivery (or promptly following delivery) of such notice of exercise of Call Rights, the Company shall deliver to the Stockholder (or her estate, if applicable) a calculation of the purchase price therefor in accordance with Section 2.2(i). The consummation of the repurchase shall take place at the principal offices of the Company on the tenth (10th) business day following the delivery of the calculation of the purchase price (or at such other time and/or place as the Company and the Stockholder (or such estate) shall agree).

2.3	Assignment of Rights.

(i)        The Company may assign its Right of First Refusal under Section 2.1 and/or its Call Right under Section 2.2 in whole or in part, to: (A) any holder of stock or other securities of the Company; (B) any affiliate; or (C) any other person that the Board determines has a sufficient relationship with or interest in the Company, upon written consent of the Board. The Company shall give reasonable written notice to the Stockholder of any such assignment.

(ii)       The restrictions of this Section 2.3 apply to the Stockholder and any person to whom Stock is sold, pledged, assigned, bequeathed, gifted, transferred or otherwise disposed of, without regard to the number of such subsequent transferees or the manner in which they acquire the Stock. For purposes of Section 2.1 and 2.2, the term “Stockholder” shall include any person purchasing the Stock in accordance with Section 2.1.

2.4        Conflict with Agreements. The provisions of this Article II are intended to be in addition to, and not in conflict with the rights and restrictions in the Stock Purchase Agreement and the Option Agreement. To the extent there is a conflict between the terms of this Article II and any of the rights or restrictions in the Stock Purchase Agreement, the parties agree that the terms of this Article II shall prevail, notwithstanding any other provisions of such agreements.

2.5        Publicly Traded Stock. If the Stock of the Company is at any time listed on an established national or regional stock exchange, admitted to quotation on The Nasdaq Stock Market, Inc. or publicly traded in an established securities market and registered for exchange on a Form S-8 or S-3 (or a successor Form) (“Publicly Traded”), the transfer restrictions and rights set forth in this Article II shall terminate as of the first date that the Common Stock is so Publicly Traded.

ARTICLE III

WITHHOLDING OF TAXES

3.1       The Company shall withhold or deduct from any or all payments or amounts due to or held for the Stockholder an amount (the “Withholding Amount”) equal to all taxes (including unemployment (including FUTA), social security and medical (including FICA), and other governmental charges of any kind as well as income and other taxes) required under any applicable law to be withheld or deducted with respect to any and all taxable income and other amounts attributable to the Stock (the “Withholding Requirement”).

3.2	The Withholding Amount shall be determined by the Company.

3.3       The timing of withholding or deduction from such payments or amounts shall be determined by the Company; provided, however, that, if such taxes are required to be paid to a tax or other governmental authority before such withholding or deduction is made, then the Company shall pay such taxes when due as agent for the Stockholder and shall be entitled to immediate reimbursement therefor from such payments or amounts, or otherwise.

3.4       Immediately upon request by the Company, the Stockholder agrees to pay all, or a portion if so requested by the Company, of the Withholding Amount to the Company in cash.

3.5       The Company may restrict transfer of any or all of the Stock until all Withholding Requirements are satisfied.

3.6       Unless the Participant has made or makes a timely election pursuant to Section 83(b) of the Internal Revenue Code of 1986 (the “Code”), the Participant authorizes the Company to:

(i)        sell, on her behalf and for her account, from time to time and at any time as the Company or the Broker may deem necessary, appropriate, convenient or expedient to satisfy each Withholding Requirement or to reimburse the Company in respect thereof, a sufficient number of shares of Stock (as determined by the Company) so that the net proceeds from such sale equal or exceed the applicable Withholding Amount and the Stockholder shall complete a stock power, a sample of which is attached hereto as Appendix “B”; and

(ii)       use the net proceeds to satisfy such Withholding Requirement (with any excess net proceeds to be paid to or deposited in an account of the Stockholder).

3.7       If the Stockholder has made or makes an election pursuant to Code Section 83(b), she shall immediately file a copy thereof with the Company and upon demand by the Company make a cash payment to the Company equal to any Withholding Amount in respect thereof.

3.8       In connection with any sale of Stock pursuant to this Article III, the Stockholder agrees that:

(i)        such aggregated sales may be made from time to time in one or more installments at any time;

(ii)       such aggregated sales may be made over time as the Company may deem necessary, appropriate, convenient or expedient with a view toward avoidance or minimization of disruption of the market for the Stock, administrative convenience, minimization of costs and expenses or other factors; and

(iii)      the net proceeds from such aggregated sales and the sale prices of the shares sold may be allocated among such Stock and the Stockholder and such other Persons as the Company may deem reasonable.

3.9	The Stockholder understands that:

(i)        different Withholding Requirements may arise at different times based on time of delivery or vesting of Stock, tax elections or other factors;

(ii)       different Withholding Requirements may be based on different values attributable to the Stock at such times or otherwise based on applicable tax laws, changes in the financial performance or prospects of the Company, changes in market or economic conditions or other factors;

(iii)      it may not be practicable or permissible to sell Stock to satisfy each Withholding Requirement at the time due because of administrative rules and requirements of the Company, restrictions under the Company’s insider trading and other compliance policies and procedures, potential liability for short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, applicable securities, tax or other laws, applicable rules of any securities exchange or market, or other factors; and

(iv)      as a result, Stock may be sold at times and values that differ, potentially significantly, from those applicable to such Withholding Requirement and that such differences can result in gains or losses, potentially significant, relative to those values and capital gains and losses for tax purposes in addition to the taxes described in Section 3.1(i).

3.10     The Stockholder hereby appoints each officer and assistant officer of the Company to be the Stockholder’s true and lawful agent, proxy and attorney-in-fact, with full power of substitution and re-substitution (each, an “attorney-in-fact” and, together, the “attorneys-in-fact”), to take, cause to be taken and authorize the taking of any and all actions (including the giving of instructions to sell and the approval of confirmations), to incur, cause to be incurred and authorize the incurrence of any and all costs and expenses (including brokerage commissions), to undertake, cause to be undertaken and authorize the undertaking of any and all obligations and to execute, acknowledge, file, publish and deliver, cause to be executed, acknowledged, filed, published and delivered and authorize the execution, acknowledgement, filing, publication and delivery of any and all agreements, instruments and documents (including stock powers, account agreements and related documents, and wire transfer instructions) which any such attorney-in-fact may deem necessary, appropriate, convenient or expedient to sell Stock, on behalf and for the account of the Stockholder, to generate net proceeds to satisfy any and all Withholding Requirements, to use net proceeds in satisfaction thereof and to otherwise give effect to the intent and purposes of this Article IV, all in the name of the Participant, any such attorney-in-fact, the Company and all at such times, in such manners, in such amounts, on such exchanges or markets, on such terms, through such brokers, dealers and accounts and otherwise as any such attorney-in-fact may determine in her sole and absolute discretion, and hereby grants to each attorney-in-fact the full power and authority to do any and all things necessary, convenient, expedient or appropriate in connection therewith. This power of attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the Stockholder in favor of persons other than the attorneys-in-fact named herein and shall not be affected by the subsequent death, disability or incompetence of the Stockholder. This power of attorney is irrevocable and coupled with an interest and shall remain in effect until all Withholding Requirements have been fully and unconditionally satisfied. All persons dealing with any of the attorneys-in-fact may assume that this power of attorney has not been revoked and may be relied upon.

3.11     The Stockholder acknowledges and agrees that neither the Company, nor any of its affiliates, control persons, directors, officers, employees, representatives or agents shall have any liability or obligation for any losses, damages, costs or expenses of any kind or under any theory arising out of or in connection with any action taken or omitted to be taken or any delay in taking any action pursuant to or contemplated by this Article III (including the determination of any Withholding Amount or the time when any Withholding Requirement is required to be satisfied or any sale of or delay in selling or failure to sell or the price, terms or conditions of sale of any or all of the shares of Stock), including any liability for any claim that the Stockholder could have made more or lost less in connection therewith or for any capital gain or loss due to the difference in time between the triggering of a Withholding Requirement and the resale of shares of Stock in respect thereof or for violations of insider trading or other laws or for incurrence of liability for short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, except to the extent that a court of competent jurisdiction determines by final and nonappealable judgment that any such losses, damages, costs or expenses resulted from actions taken or omitted to be taken by them in bad faith or from their gross negligence or willful misconduct. References in this Section 3.11 to “selling” and correlative terms include all activities related thereto, including placement and execution of sell orders, selection of brokers and dealers, delivery of share certificates, receipt of proceeds and payment of fees and commissions.

3.12     The provisions hereof regarding sale of Stock to satisfy Withholding Requirements are also intended to constitute a trading plan within the meaning of Rule 10b5-1 under the Securities Act of 1933.

ARTICLE IV

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT

The Stockholder hereby acknowledges that she has executed and is subject to the Confidentiality, Non-Competition and Invention Assignment Agreement Attached hereto as Appendix “A” (the “Confidentiality Agreement”). The Stockholder further acknowledges that reference to a Confidential Information Agreement in Section 4 of the Stock Purchase Agreement shall mean the Confidentiality Agreement.

ARTICLE V

MISCELLANEOUS

5.1        Notices. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or email notice, when received, addressed as follows to the Company and the Stockholder, or to such other address as may be hereafter notified by the parties hereto:

(i)	If to the Company, to it at the following address:

iDcentrix, Inc.

2101 Rosecrans Avenue

Suite 4240

El Segundo, CA 90245

Attn: Legal Department

(ii)	With a copy to:

Kelley Drye & Warren LLP

400 Atlantic Street, 13th Floor

Stamford, CT 06902

Attn: M. Ridgway Barker

Facsimile: (203) 327-2669

(iii)      If to the Stockholder, to his or her most recent primary residential address or business telecopy or email address as shown on the records of the Company.

5.2        Amendments and Conflicting Agreements. This Agreement may be amended by a written instrument executed by the parties which specifically states that it is amending this Agreement or by a written instrument executed by the Company which so states if such amendment is not adverse to the Stockholder or relates to administrative matters.

5.3        Interpretations and Definitions. The parties agree that each party and his counsel have reviewed and revised this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement. In this Agreement the neuter and masculine gender include the feminine and masculine and the singular number includes a corporation, partnership, firm, trust or association whenever the context so requires. Whenever the word “including” is used herein, it shall be deemed to be followed by the phrase “without limitation.” Unless otherwise specified herein, all determinations, consents, elections and other decisions by the Board of Directors of the Company (the “Board”) may be made, withheld or delayed in its sole and absolute discretion.

5.4	Governing Law and Forum Selection.

(i)        It is the intent of the parties hereto that all questions with respect to the construction of this letter agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

(ii)       Subject to Section 5.4(iii) below, each party agrees for the exclusive benefit of the other than any and all suits, actions or proceedings arising out of or relating to this Agreement (collectively “Proceedings” and individually, a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal district courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

(iii)      Each of the parties hereto agrees that this Agreement involves rights with values of at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same force and effect as if served upon such party personally within the State of Delaware.

5.5        Agreement Binding on Transferees. This Agreement shall be binding upon the Company, its successors, transferees and assigns, and the Stockholder, her executor, administrator and any transferees and beneficiaries.

5.6        Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.7        Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same instrument and which will be deemed effective whether received in original form or by telecopy or other electronic means. Facsimile signatures shall be as effective as original signatures.

5.8        Construction. The construction of this Agreement is vested in the Board, and the Board’s construction shall be final and conclusive on all Persons.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer.

IDCENTRIX, Inc.
By:	/s/ Thierry Weibel
Name:	Thierry Weibel

STOCKHOLDER’S ACCEPTANCE

The Stockholder acknowledges that she has read this Agreement and understands the terms and conditions of this Agreement and hereby accepts the foregoing and agrees to be bound by the terms and conditions of this Agreement.

STOCKHOLDER
/s/ Francine Dubois
Francine Dubois

Appendix A

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of and in consideration of my receipt of an equity ownership interest in iDcentrix, Inc., a Delaware corporation (the “Company”), I agree to the following terms of this Confidentiality, Non-Competition and Invention Assignment Agreement (the “Agreement”):

1.	Confidential Information.

(a)        Company Information. I acknowledge that, as a member of the Company, I will have access to information about the Company and that my relationship with the Company shall bring me into close contact with confidential and proprietary information of the Company. In recognition of the foregoing, I agree, at all times during my relationship with the Company and thereafter, to hold in strict confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information of the Company (as defined below) which I encounter, obtain, create or develop. I further agree not to make copies of such Confidential Information except as authorized by the Company.

(b)        Confidential Information Defined. I understand that “Confidential Information” means any Company proprietary information, technical, business and financial data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, vendor lists, supplier lists and suppliers, customer lists and customers, contacts at or knowledge of clients or prospective clients of the Company, pricing information and costs, markets, software, ideas, concepts, developments, inventions (including Inventions, as defined in Section 2(b)), discoveries, protocols, scripts, features and modes of operation, interfaces, works of authorship, databases or database criteria, algorithms, methodologies, processes, formulas, computer codes, technology, designs, drawings, internal documentation, engineering materials, hardware configuration information, marketing data, licenses, finances, budgets, projections, forecasts, strategies, salaries, terms of compensation of employees or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation during the period of my relationship with the Company (the “Ownership Period”) and any other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of the dealings or affairs of the Company.

(c)        Limits on Scope of Confidential Information. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is confidential or proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Notwithstanding the foregoing, I understand that Confidential Information shall not include (i) any of the foregoing items which have become publicly known through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved; or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that I give the Company prompt written notice thereof so that the Company may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement.

(d)        Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary, consistent with the Company’s agreement with any such third party.

2.	Inventions.

(a)        Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all intellectual property, including, but not limited to, property inventions, copyrights, copyright applications or registrations, original works of authorship, developments, improvements, patents, patent applications, trademarks, trademark applications, trade names or trade secrets which were created or owned by me prior to the commencement of my relationship with the Company and which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development (collectively referred to as “Prior Inventions”), and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of the Ownership Period, I agree to incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, absent a prior written agreement or license between myself and the Company for such incorporation of the Prior Invention into a Company product, process or machine, then the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)        Assignment of Inventions. I agree that I will, without compensation, promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, whether or not during regular working hours, during the Ownership Period, and with respect to Inventions in the Field of Interest (as defined below), for a period of one (1) year thereafter, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information and/or Company owned resources or in consultation with Company personnel (collectively referred to as “Inventions”). I further acknowledge that all Inventions which are made by me (solely or jointly with others) during the Ownership Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my equity ownership, unless regulated otherwise by law but that, in the event any such Invention is deemed not to be a work made for hire, I hereby assign all rights in such Invention to the Company. I further represent and agree that to the best of my knowledge and belief, the practice by the Company of any of the Inventions will not violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other

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rights of any person, firm or corporation, and that I will use my best efforts to prevent any such violation.

(c)        Maintenance of Records. I agree to keep and maintain reasonable and current written records of all Inventions made by me (solely or jointly with others) during the Ownership Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times.

(d)        Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s rights in the Inventions and any copyrights, copyright applications or registrations, patents, patent applications, trademarks, trademark applications, trade names, service marks, logos, database rights, algorithms, know-how, domain names, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any intellectual property or other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for past, present or future infringement of any and all proprietary rights assigned to the Company.

(e)        California Labor Code Sections 2870, 2871 and 2872. Notwithstanding the foregoing, this Section 2 is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, my obligation to assign my right, title and interest throughout the world in and to all Inventions does not apply to an Invention that I developed entirely on my own time without using the Company's equipment, supplies, facilities, or Confidential Information except for those Inventions that either: (i) relate to either (A) the business of the Company at the time of conception or reduction to practice of the Invention, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit B. I shall disclose all Inventions to the Company, even if I do not believe that I am required under this Agreement, or pursuant to California Labor Code Section 2870, to assign my interest in such Inventions to the

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Company. If the Company and I disagree as to whether or not an Invention is included within the terms of this Agreement, it will be my responsibility to prove that it is not included.

3.          Returning Company Documents. I agree that, at the time of termination of my relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property belonging to the Company, its successors or assigns.

4.          Disclosure of Agreement. During the Restricted Period (as defined below), I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity; provided, however, the foregoing shall not obligate me to disclose the existence of this Agreement when I am engaging in activities unrelated to the business of the Company.

5.          Solicitation of Employees and Customers. I recognize and acknowledge that during my relationship with the Company, I will have access to, learn, be provided with and, in some cases, prepare and create certain Confidential Information, all of which is of substantial value to the Company’s business. I further recognize that I will have substantial contacts with customers, clients, investors, consultants, contractors and strategic partners of the Company and hereby acknowledge a fiduciary relationship will exist between me and the Company by reason of my having received and been privy to client, customer and other proprietary information which would give me an unfair advantage in attracting the Company’s clients and customers or otherwise competing against the Company. In light of the foregoing, during the Ownership Period and for a period of twenty four (24) months after the date of the termination of my relationship with the Company for any reason (the “Restricted Period”), I shall not, without the prior written consent of the Company, directly or indirectly, either individually or on behalf of or through any other person, business, enterprise or entity (other than the Company), (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, an agent of, or a service provider to, the Company to terminate such person’s employment, agency or service, as the case may be, with the Company; or (ii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company.

6.          Non-Competition. I recognize and acknowledge that I will have access to, learn, be provided with and, in some cases, prepare and create certain Confidential Information, all of which is of substantial value to the Company's business. I also acknowledge that such Confidential Information has been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information could be used by me to compete with the Company. I acknowledge that the Company is currently engaged in the business of secured identification cards and card issuance systems (the "Field of Interest") and that any engagement by me, directly or indirectly, in the Field of Interest will be deemed competitive. I further acknowledge that the foregoing description is not exclusive and that the Company's products and services and planned products and services will change from time to time without notice to me and without formal amendment of this Agreement. I agree that, during the Ownership Period and for a period of twelve (12) months immediately following the expiration of the Ownership Period, I will not, without the

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prior written consent of the Company, for myself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, or engage in any business which is in the Field of Interest anywhere in the world.

7.          Reasonableness of Restrictions. I recognize and acknowledge that the restrictions and limitations set forth in this Agreement, including such provisions set forth in Sections 5 and 6 above, are legitimate and fair in light of my access to Confidential Information and the Company’s need to develop, market and sell its services and/or products.

8.          Independence. Each of the rights enumerated above shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.

9.          Severability and Judicial Modification. If any provision or covenant (or both) contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the provisions or covenants (or both) or rights or remedies (or both), which shall be given full effect without regard to the invalid or unenforceable portions. Additionally, in the event any provision or covenant (or both) contained herein is held to be invalid or unenforceable because of the duration, area, scope, activity and/or subject contemplated under such provision or covenant (or both), I agree that the court making such determination shall have the power to reduce the applicable duration, area, scope, activity or subject (or any combination of any of the foregoing) to the maximum or broadest extent permissible by law and that, in its reduced form, the provision or covenant (or both) in question shall then be enforceable. I further acknowledge that in the event any provision or covenant (or both) contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable in any particular jurisdiction, then, any such invalidity or unenforceability shall not invalidate or render unenforceable such provision and/or covenant in any other jurisdiction.

10.        Injunctive Relief. I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing and irreparable injury to the Company. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, the Company may be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Restricted Period or the Non-Compete Period, as applicable, shall be tolled during any period of violation of any of the covenants in Section 5 or Section 6 hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

11.	General Provisions.

(a)        Governing Law and Forum Selection. It is the intent of the parties hereto that all questions with respect to the construction of this letter agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of

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Delaware, without regard to the principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

(i)        Subject to Paragraph 11(a)(ii) below, each party agrees for the exclusive benefit of the other than any and all suits, actions or proceedings arising out of or relating to this Agreement (collectively “Proceedings” and individually, a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal district courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

(ii)       Each of the parties hereto agrees that this Agreement involves rights with values of at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same force and effect as if served upon such party personally within the State of Delaware.

(b)        Notices. All notices or other communications given hereunder shall be in writing and shall be deemed effective upon delivery at the address of the party to be notified and shall be mailed by certified or registered mail, return receipt requested, delivered by courier, telecopied, or sent by other facsimile method (notices by telecopy or facsimile must be confirmed by next day courier delivery to be effective), addressed to the address specified below, or such other address as such party may subsequently notify the other party of in writing.

Company’s address:	iDcentrix, Inc.

2101 Rosecrans Avenue

Suite 4240

El Segundo, CA 90245

Attn: Legal Department

with a copy to:	Kelley Drye & Warren LLP

400 Atlantic Street, 13th Floor

Stamford, CT 06902

Attn: M. Ridgway Barker

Facsimile: (203) 327-2669

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My address:	Francine Dubois

2511-A Apple Avenue

Torrance, CA 90501

(c)        Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(d)        Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e)        Fees and Expenses. I hereby agree that if the Company commences an action against me, by way of claim or counterclaim and including declaratory claims, in which it is preliminarily or finally determined that I have violated any provision of this Agreement, I agree to reimburse the Company for all costs and expenses incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees.

(f)        Waiver. The Company’s waiver or failure to enforce the terms of this Agreement or any similar agreement in any one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this Agreement.

(g)        Survival. The provisions of this Agreement shall survive the termination of my relationship with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

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I, Francine Dubois, have executed this Confidentiality, Non-Competition and Invention Assignment Agreement on the date set forth below:

Date:	November 7, 2007	/s/ Francine Dubois
Francine Dubois

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Exhibit A

List of Inventions

Exhibit B

CALIFORNIA LABOR CODE

SECTIONS 2870-2872

2870.               (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871.               No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872.               If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

Appendix B

STOCK POWER

FOR VALUE RECEIVED, ______________________________________________________________

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

hereby sells, assigns and transfers unto ____________________________________________

_____iDcentrix, Inc.__________________________________________________________

______________________ Shares of the Common Stock of ___iDcentrix, Inc.____________________

standing in his name on the books of said Corporation and represented by Certificate No(s). ______ herewith and does hereby irrevocably constitute and appoint _____________________________________________________________________________

attorney to transfer the said stock on the books of said Corporation with full power of substitution in the premises.

Dated: ______________, 2007

________________________________

SIGNATURE GUARANTEE:

(by bank, broker, corporate officer)

__________________________________

Name:

Title: